Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 28, 2013, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2012 of Handy & Harman Ltd. and Subsidiaries. We hereby consent to the incorporation by reference of said reports in this Registration Statement of Handy & Harman Ltd. on Form S-8 to be filed on August 2, 2013.

/s/ Grant Thornton LLP

New York, New York
August 2, 2013